January 26, 1996



The Benchmark Funds
c/o Goldman, Sachs & Co.
4900 Sears Tower
Chicago, Illinois  60606

     RE:  Rule 24f-2 Notice

Ladies and Gentlemen:

     The Benchmark Funds (the "Trust") is a Massachusetts business trust created under a written Agreement and Declaration of Trust dated, executed and delivered in Boston, Massachusetts on July 15, 1982, as amended on November 22, 1982, April 21, 1983, May 19, 1983, December 19, 1983, August 28, 1985,
September 26, 1990, October 1, 1990, April 27, 1992, October 26, 1992, April 27, 1993, July 20, 1993 and July 11, 1995 (as so
amended, the "Trust Agreement").

     The Trustees have the powers set forth in the Trust Agreement, subject to the terms, provisions and conditions therein provided. Under Article IV, Section 4.1 of the Trust Agreement, the beneficial interest in the Trust is represented by an unlimited number of units of one class without par value. Under Article IV, Section 4.1, the Trustees are authorized from time to time to divide the class of units into any number of series of units and the Trustees are empowered in their discretion to issue units of any series for such consideration and on such terms as the Trustees may determine (or for no consideration if pursuant to a unit dividend or split-up), all without action of the unitholders.

     Pursuant to Article IV, Section 4.2 of the Trust Agreement, the Trustees established sixteen series of units designated "Diversified Assets Units", "Government Units", "Government Select Units", "Tax-Exempt Units", "U.S. Treasury Index Units", "Short-Intermediate Bond Units", "Bond Units", "U.S. Government Securities Units", "Short Duration Units", "Equity Index Units", "Small Company Index Units", "Diversified Growth Units", "Focused Growth Units", "Balanced Units", "International Growth Units" and "International Bond Units". We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of units of beneficial interest under the Securities Act of 1933.

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     We understand that you are about to file with the Securities and Exchange Commission a Notice pursuant to Rule 24f-2 (the
"Rule 24f-2 Notice") making definite the registration of 62,659,879,795 units of beneficial interest of the Trust (the "Units") sold in reliance upon said Rule 24f-2 during the fiscal year ended November 30, 1995, consisting of 43,084,716,269 Units of Diversified Assets Units, 10,203,042,076 Units of Government Units, 3,588,011,084 Units of Government Select Units, 5,729,794,245 Units of Tax-Exempt Units, 831,214 Units of U.S. Treasury Index Units, 4,443,913 Units of Short-Intermediate Bond Units, 4,258,917 Units of Bond Units, 3,044,826 Units of U.S. Government Securities Units, 5,257,141 Units of Short Duration Units, 394,692 Units of International Bond Units, 20,516,414
Units of Equity Index Units, 1,946,007 Units of Small Company Index Units, 3,268,526 Units of Diversified Growth Units, 2,608,194 Units of Focused Growth Units, 1,168,265 Units of Balanced Units and 6,578,012 Units of International Growth Units.

     We have examined the Declaration of Trust, a certificate of the Treasurer of the Trust to the effect that the Trust or its agent received the consideration for each of the Units in accordance with the terms of the Trust Agreement, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

     For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

     Our opinion below, as it relates to the non-assessability of the Units of the Trust, is qualified to the extent that under
Massachusetts law, unitholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Trust Agreement disclaims unitholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given

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in each note, bond, contract, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Trust Agreement provides for indemnification out of Trust property for all loss and expense of any unitholder held personally liable for the obligations of the Trust.

     We are of the opinion that all necessary Trust action precedent to the issuance of the Units has been duly taken, and that the Units were legally and validly issued, and are fully paid and non-assessable by the Trust, subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940 and the applicable state laws regulating the sale of securities.

     We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other party or used for any other purpose.

                                   Very truly yours,

                                   Hale and Dorr

                                   HALE AND DORR